Exhibit 99.1

Contacts:
John W. Smolak	Scott Tsujita
EVP, Chief Financial &	VP Finance & Treasurer
Administrative Officer	Hypercom Corporation
Hypercom Corporation	602.504.5161
602.504.4750	stsujita@hypercom.com
jsmolak@hypercom.com

Hypercom Corporation Announces Sale of Golden Eagle Leasing, Inc.

PHOENIX, AZ, October 9, 2003 – Hypercom Corporation (NYSE: HYC), a leading global provider of electronic payment solutions, today announced that it has sold its micro-ticket leasing business, Golden Eagle Leasing, Inc., to Northern Leasing Systems Inc. Northern Leasing paid Hypercom $30.0 million in cash for all of Golden Eagle’s assets, exclusive of cash, and additionally assumed its related liabilities.

As a result of the transaction, Hypercom will recognize a fourth quarter pre-tax gain on sale of approximately $7 million which will be included in income from discontinued operations. The net proceeds from the transaction, projected at $28.5 — $29.0 million after transaction closing and employee severance expenses, will further augment Hypercom’s strong balance sheet. As of June 30, 2003 Hypercom reported $51.6 million of cash including approximately $14.2 million related to Golden Eagle.

“This transaction is consistent with our previously stated strategy of focusing our efforts and concentrating our resources on those products and services most valued by our customers in our core electronic payment and transaction processing business,” said Chris Alexander, Chairman and CEO, Hypercom Corporation. He added, “The divestiture of Golden Eagle not only clarifies our corporate mission and simplifies our business model, but further enhances our ability to fund growth opportunities. In the absence of Golden Eagle’s contribution to future earnings, we intend to grow our profits not only through organic means but also as a result of strategic investments that are near term accretive. As our industry is poised for further consolidation, I believe we will begin to see more value-added opportunities present themselves. And I expect that our leadership position within the industry, now complemented by a war chest approaching $80 million, positions us well as an acquirer or business partner of choice. The additional cash also supplements our ability to act upon our previously announced share repurchase program.”

Golden Eagle Leasing, Inc. is a leading lessor engaged primarily in micro-ticket leasing (under $5,000) in the credit card transaction market. Headquartered in Ridgefield, Connecticut, Golden Eagle provides comprehensive lease and rental programs nationwide to merchant card processors, equipment vendors and merchant service providers.

Northern Leasing Systems is a leader in the micro-ticket lease market, and has specialized in serving the credit card merchant account business since its inception in 1991. Northern Leasing Systems is headquartered in New York City.

About Hypercom (www.hypercom.com)

Celebrating 25 years of technology excellence, innovation and leadership, Hypercom Corporation is a leading global provider of electronic payment solutions that add value at the point-of-sale for consumers, merchants and acquirers, and yield increased profitability for its customers. Hypercom’s products include secure web-enabled information and transaction terminals that work seamlessly with its networking equipment and software applications for e-commerce, m-commerce, smart cards and traditional payment applications. Hypercom’s widely-accepted Internet-enabled, consumer-activated and EMV-approved touch-screen ICE™ (Interactive Consumer Environment) information and transaction terminals enable acquirers and merchants to decrease costs, increase revenues and improve customer retention.

Headquartered in Phoenix, Arizona, Hypercom has shipped more than six million terminals in over 100 countries, which conduct over 10 billion transactions annually.

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Hypercom is a registered trademark of Hypercom Corporation. ICE is a trademark of Hypercom Corporation. All other products or services mentioned in this document are trademarks, service marks, registered trademarks or registered service marks of their respective owners. Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Hypercom management believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include industry, competitive and technological changes; risks associated with international operations and foreign currency fluctuations; the composition, timing and size of orders from and shipments to major customers; inventory obsolescence; market acceptance of new products and other risks detailed from time to time in Hypercom’s SEC reports, including the company’s most recent 10-K and subsequent 10-Qs.